COMPUTATION OF NET LOSS PER COMMON SHARE


A.   Primary:  See the Condensed Consolidated Statements of Operations in
     Item 1.

B. Full Dilution: The weighted average number of common shares outstanding was adjusted for the net effects of the exercise of stock options and warrants and the conversion of convertible debt and of preferred stock.

                                                   THREE MONTHS ENDED MARCH 31,
                                               ------------------------------------
                                                     1997                 1996
                                               -----------------    ---------------
Net loss                                       $    (17,560,905)    $     3,987,517
Accumulated unpaid preferred dividends                        -           4,962,966
                                               -----------------    ---------------
     Net loss to common shareholders           $    (17,560,905)    $      (975,449)

Average common and common equivalent
shares:

Average common shares outstanding per
  primary computation                                   717,526             423,909
Assuming conversion of preferred stock                   70,623                   -
Assuming conversion of convertible debt                 268,497                   -
Assuming exercise of stock options                      115,899              18,880
Assuming exercise of stock warrants                      61,550                   -
                                               -----------------    ---------------

Average common and anti-dilutive common
  equivalent shares as adjusted                       1,234,095             442,789
                                               -----------------    ---------------

Net loss per common share assuming full
  dilution                                     $         (14.23)    $         (2.20)
                                               =================    ===============


This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.